Exhibit 8.1

The Atlantic Building

950 F Street, NW

Washington, DC 20004-1404

202-756-3300

Fax: 202-756-3333

www.alston.com

Charles W. Wheeler	Direct Dial (202) 756-3308	Email: chuck.wheeler@alston.com

October 30, 2007

Fifth Third Bancorp

38 Fountain Square

Cincinnati, OH 45263

Fifth Third Capital Trust VI

38 Fountain Square

Cincinnati, OH 45263

Citigroup Global Markets, Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

UBS Securities LLC,

As Representatives of the Several Underwriters,

c/o UBS Securities LLC

677 Washington Boulevard

Stamford, CT 06901

Ladies and Gentlemen:

We have acted as special tax counsel to Fifth Third Bancorp (“Fifth Third”) in connection with the issuance of junior subordinated notes by Fifth Third, the issuance of Trust Preferred Securities by Fifth Third Capital Trust VI and the filing of a registration statement on Form S-3 (File Nos. 333-141560 and 333-141560-03 (the “Registration Statement”) by them under the Securities Act of 1933, as amended. The junior subordinated notes will be issued to pursuant the Junior Subordinated Indenture dated as of March 20, 1997 between Fifth Third and Wilmington Trust Company, as indenture trustee, as supplemented by the Third Supplemental Indenture dated as of October 30, 2007. The Trust Preferred Securities will be issued pursuant to the Amended and

One Atlantic Center 1201 West Peachtree Street Atlanta, GA 30309-3424 404-881-7000 Fax: 404-881-7777	Bank of America Plaza 101 South Tryon Street, Suite 4000 Charlotte, NC 28280-4000 704-444-1000 Fax: 704-444-1111	90 Park Avenue New York, NY 10016 212-210-9400 Fax: 212-210-9444	3201 Beechleaf Court, Suite 600 Raleigh, NC 27604-1062 919-862-2200 Fax: 919-862-2260

October 30, 2007

Restated Declaration of Trust of Fifth Third Capital Trust VI dated as of October 30, 2007 as offered for sale to investors pursuant to the prospectus dated March 26, 2007, as supplemented by the prospectus supplement dated October 23, 2007 (the “Prospectus”). Capitalized terms herein used and not otherwise defined shall have the meanings set forth in the Underwriting Agreement, dated as of October 23, 2007.

We have reviewed copies of (1) the Prospectus and (2) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have further assumed (i) that all documents submitted to us as originals are authentic, (ii) with respect to all documents supplied to us as drafts, that the final, executed versions of such documents are identical in all material respects to the versions most recently supplied to us, (iii) that each such final version (when executed) is valid and enforceable in accordance with its terms, and (iv) that the Trust Preferred Securities will be sold at the offering price stated on the cover of the Prospectus.

Based on the foregoing, we are of the opinion that, (i) the junior subordinated notes to be held by Fifth Third Capital Trust VI will be classified for United States federal income tax purposes as indebtedness of Fifth Third (although the matter is not free from doubt); (ii) Fifth Third Capital Trust VI will be classified for United States federal income tax purposes as a grantor trust and will not be subject to tax as a corporation; and (iii) the discussion under the heading “Certain United States Federal Income Tax Consequences” in the Prospectus constitutes a fair and accurate summary of the matters discussed therein in all material respects. In rendering this tax opinion, we have considered the current provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions and Internal Revenue Service rulings, all of which are subject to change, which changes may be retroactively applied. A change in the authorities upon which our opinion is based could affect our conclusions. There can be no assurance, moreover, that any of the opinions expressed herein will be accepted by the Internal Revenue Service, or, if challenged, by a court.

We hereby consent to the filing of this opinion as an exhibit to Fifth Third’s Form 8-K (which is deemed incorporated by reference into the Registration Statement) and to the references to this firm under the headings “Certain United States Federal Income Tax Consequences” and “Validity of Securities” in the Registration Statement and Prospectus without admitting that we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit. We do not undertake to advise you of any changes in

October 30, 2007

the opinions expressed herein or in the discussion under the heading “Certain United States Federal Income Tax Consequences” contained in the Registration Statement resulting from matters that might hereafter arise or be brought to our attention.

Sincerely,

/s/ CHARLES W. WHEELER
Charles W. Wheeler